Exhibit 4.1

EXECUTION COPY

PANAVISION INC.,

as Borrower

________________________

SENIOR SUBORDINATED TERM LOAN AGREEMENT

Dated as of December 1, 2005

__________________________

PX HOLDING CORPORATION,

as Lender

TABLE OF CONTENTS

EXHIBIT A:	FORM OF NOTE

ii

EXECUTION COPY

SENIOR SUBORDINATED TERM LOAN AGREEMENT

SENIOR SUBORDINATED TERM LOAN AGREEMENT, dated as of December 1, 2005, between PANAVISION INC., a Delaware corporation (the “Borrower”), and PX HOLDING CORPORATION, a Delaware corporation (the “Lender”).

W I T N E S S E T H :

WHEREAS, the Borrower has requested the Lender to extend credit to the Borrower on a subordinated, unsecured basis in the form of a term loan in an aggregate principal amount of $64,792,000;

WHEREAS, the Lender is prepared to extend such credit to the Borrower only on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

SECTION 1.	DEFINITIONS

1.1.        Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“9 5/8% Notes” means the Borrower’s 9 5/8% Senior Subordinated Discount Exchange Notes due February 1, 2006.

“Affiliate” of any specified Person means (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other Person who is a director or officer (A) of such specified Person, (B) of any subsidiary of such specified Person or (C) of any Person described in clause (i) above. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” shall mean this Senior Subordinated Term Loan Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary of the Borrower (other than directors’ qualifying shares and other than Capital Stock of a Non-Recourse Subsidiary), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Subsidiaries (other than a Non-Recourse Subsidiary) (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Subsidiary of the

Borrower to the Borrower or by the Borrower or a Subsidiary of the Borrower to a Wholly Owned Recourse Subsidiary, (ii) a disposition of property or assets by the Borrower or its Subsidiaries at fair market value in the ordinary course of business, (iii) a disposition by the Borrower or its Subsidiaries of obsolete assets or inventory in the ordinary course of business, (iv) a disposition subject to or permitted by Section 4.3, (v) an issuance of employee stock options and (vi) a disposition by the Borrower or any of its Subsidiaries in which the Borrower or its Subsidiaries receive as consideration Capital Stock of (or similar interests in) a Person engaged in, or assets that will be used in, the businesses of the Borrower and its Wholly Owned Recourse Subsidiaries, or additionally, in the case of a disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, the business of such Subsidiary, existing on the Issue Date or in businesses reasonably related thereto, as determined by the Board of Directors of the Borrower, the determination of which shall be conclusive and evidenced by a resolution of the Board of Directors of the Borrower.

“Average Life” means, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of the transaction or event giving rise to the need to calculate the Average Life of such Debt to the date, or dates, of each successive scheduled principal payment of such Debt multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

“Bank Credit Agreement” means the Amended and Restated Credit Agreement dated January 16, 2004, by and among the Borrower, the several banks and other financial institutions from time to time parties thereto, the Arranger named therein, and JPMorgan Chase Bank, as Administrative Agent, as amended, supplemented and otherwise modified through the date hereof and as further amended, supplemented, modified, replaced or refinanced, in whole or in part, from time to time.

“Bank Debt” means any and all amounts payable by the Borrower or any of its Subsidiaries under or in respect of the Bank Credit Agreement or any Refinancing thereof, or any other agreements with lenders party to the foregoing, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof; provided, however, that nothing in this definition shall permit the Borrower or any of its Subsidiaries to Issue any Debt that is not permitted pursuant to Section 4.1.

“Bankruptcy Law” means Title 11 of the United States Code or any similar Federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board of Directors.

“BONY” means The Bank of New York in its capacity as trustee under the Subordinated Indenture.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrower’s Bank Account” is defined in Section 2.2 hereof.

“BS Credit Agreement” means the Credit Agreement dated April 7, 2005 among PX (UK) Limited, Bear Stearns and Co. Inc and Bear Stearns Corporate Lending Inc.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Lease Obligation” of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

“Closing Date” shall mean the date on which the conditions described in Section 6 are satisfied.

“Consolidated EBITDA Coverage Ratio” means, for any period, the ratio of (i) the aggregate amount of EBITDA for such period to (ii) Consolidated Interest Expense for such period; provided, however, that:

(a)       if the Borrower or any Subsidiary of the Borrower has Issued any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an Issuance of Debt, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Issued on the first day of such period and the discharge of any other Debt Refinanced or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period;

(b)       if since the beginning of such period the Borrower or any Subsidiary of the Borrower shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of the Borrower or any Subsidiary of the Borrower Refinanced or otherwise discharged with respect to the Borrower and its continuing Subsidiaries in connection with such Asset Disposition for such period (or if the Capital Stock of any Subsidiary of the Borrower is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Subsidiary to the extent the Borrower and its continuing Subsidiaries are no longer liable for such Debt after such sale); and

(c)       if since the beginning of such period the Borrower or any Subsidiary of the Borrower (by merger or otherwise) shall have made an Investment in any Subsidiary of the Borrower (or any Person which becomes a Subsidiary of the Borrower) or an acquisition of assets which constitute all or substantially all of an operating unit of a business, including any Investment or acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, as if such Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, an Investment in any Person, an Asset Disposition, the amount of income or earnings relating thereto, or the amount of Consolidated Interest Expense associated with any Debt, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Borrower. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

“Consolidated Interest Expense” means, for any period, the sum of (a) the interest expense of the Borrower and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) for such period as determined in accordance with GAAP consistently applied, plus (b) Preferred Stock dividends in respect of Preferred Stock of the Borrower or any Subsidiary of the Borrower (other than a Non-Recourse Subsidiary) held by Persons other than the Borrower or a Wholly Owned Recourse Subsidiary, plus (c) the cash contributions to an employee stock ownership plan of the Borrower and its Subsidiaries (other than Non-Recourse Subsidiaries) to the extent such contributions are used by an employee stock ownership plan to pay interest.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted to the extent included in calculating such net income (or loss), by excluding:

(a)	all extraordinary gains or losses;

(b)          the portion of net income (or loss) of the Borrower and its consolidated Subsidiaries attributable to minority interests in unconsolidated Persons except to the extent that, in the case of net income, cash dividends or distributions have actually been received by the Borrower or one of its consolidated Subsidiaries (subject, in the case of a dividend or distribution received by a Subsidiary of the Borrower, to the limitations contained in clause (e) below) and, in the case of net loss, the Borrower or any Subsidiary of the Borrower has actually contributed, lent or transferred cash to such unconsolidated Person;

(c)          net income (or loss) of any other Person attributable to any period prior to the date of combination of such other Person with the Borrower or any of its Subsidiaries on a “pooling of interests” basis;

(d)          net gains or losses in respect of dispositions of assets by the Borrower or any of its Subsidiaries (including pursuant to a sale-and-leaseback arrangement) other than in the ordinary course of business;

(e)          the net income of any Subsidiary of the Borrower to the extent that the declaration of dividends or distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders;

(f)           any net income or loss of any Non-Recourse Subsidiary, except that the Borrower’s equity in the net income of any such Non-Recourse Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Non-Recourse Subsidiary during such period to the Borrower as a dividend or other distribution; and

(g)	the cumulative effect of a change in accounting principles;

provided, however, that in using Consolidated Net Income for purposes of calculating the Consolidated EBITDA Coverage Ratio at any time, net income of a Subsidiary of the type described in clause (e) of this definition shall not be excluded. Notwithstanding the foregoing, for the purposes of Section 4.3 only, Consolidated Net Income shall be calculated after giving effect on a pro forma basis to, (a) to the extent not already included in the calculation of consolidated net income of the Borrower in accordance with GAAP, interest expense on the Loan and (b) to the extent Transaction Charges (as defined in the Subordinated Indenture) have been charged to Consolidated Net Income in the fiscal quarter during which such Transaction Charges were incurred, the Transaction Charges as if they had not been charged to Consolidated Net Income in the fiscal quarter in which such Transaction Charges were incurred but instead had been capitalized on the consolidated balance sheet of the Borrower in connection with the Transactions (as defined in the Subordinated Indenture) amortized over a 40-year period.

“Consolidated Net Worth” of any Person means, at any date, all amounts which would, in conformity with GAAP, be included under shareholders’ equity on a consolidated balance sheet of such Person at such date, less any amounts attributable to Redeemable Stock or Exchangeable Stock.

“Contractual Obligation” means, with respect to any Person, any provision of any material debt security or of any material preferred stock or other equity interest issued by such Person or of any material indenture, mortgage, agreement, guarantee, instrument or undertaking to which such Person is a party or by which it or any of its material property is bound.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Debt” of any Person means, on any date of determination, without duplication,

(a)          the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(b)	all Capital Lease Obligations of such Person;

(c)          all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business);

(d)          all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e)          the amount of all obligations of such Person with respect to the redemption, repayment (including liquidation preference) or other repurchase of, in the case of a Subsidiary of the Borrower, any Preferred Stock and, in the case of any other Person, any Redeemable Stock (but excluding in each case any accrued dividends);

(f)           all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including Guarantees of such obligations and dividends; and

(g)          all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Default Amount” is defined in Section 7.2 hereof.

“Dollars” and “$” mean dollars in lawful currency of the United States of America.

“EBITDA” means, for any period, the Consolidated Net Income for such period, plus the following to the extent included in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, (v) all other noncash charges (excluding any noncash charge to the extent that it requires an accrual of or a reserve for cash disbursements for any future period), (vi) Transaction Charges (as defined in the Subordinated Indenture) and (vii) foreign currency gains or losses.

“Event of Default” means any of the events specified in Section 7.1 hereof, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition specifically set forth therein, has been satisfied.

“Exchangeable Stock” means any Capital Stock of a Person which by its terms or otherwise is required to be exchanged or converted or is exchangeable or convertible at the option of the holder into another security (other than Capital Stock of such Person which is neither Exchangeable Stock nor Redeemable Stock).

“Exempt Transaction” is defined in Section 4.5(a)(ii)(1) hereof.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, except that for purpose of calculating the Consolidated EBITDA Coverage Ratio, it shall mean generally accepted accounting principles in the United States in effect on the Issue Date.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, any governmental department, commission, board, bureau, agency or instrumentality, or other court or arbitrator, in each case whether of the United States of America or foreign).

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Investment” in any Person means any loan or advance to, any net payment on a Guarantee of, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such Person. Investments shall exclude advances to customers and suppliers in the ordinary course of business. The term “Invest” has a corresponding meaning. For purposes of the definitions of “Non-Recourse Subsidiary” and “Restricted Payment” and for purposes of Section 4.3, (i) ”Investment” shall include a designation after the Issue Date of a Subsidiary as a Non-Recourse Subsidiary, and such Investment shall be valued at an amount equal to the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is designated a Non-Recourse Subsidiary; and (ii) any property transferred to or from a Non-Recourse Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Borrower, and if such property so transferred (including in a series of related transactions) has a fair market value, as so determined by the Board of Directors, in excess of $10,000,000, such determination shall be confirmed by an independent appraiser.

“Issue” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary of another Person (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary of such other Person.

“Issue Date” means the date of original issue of the 9 5/8% Notes.

“Lender” is defined in the introductory paragraph of this Agreement.

“Lien” means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien.

“Loan” is defined in Section 2.1 hereof.

“Maturity Date” means December 31, 2007.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required or estimated in good faith to be required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Debt which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from or in connection with such Asset Disposition and (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; provided, however, that in connection with an Asset Disposition to a Subsidiary of the Borrower (other than a Non-Recourse Subsidiary), Net Available Cash will be deemed to be a percentage of Net Available Cash (as calculated above) equal to (A) 100% minus (B) the Borrower’s percentage ownership in such Subsidiary.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or estimated in good faith to be payable as a result thereof.

“Non-Convertible Capital Stock” means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

“Non-Recourse Debt” means Debt or that portion of Debt (i) as to which neither the Borrower nor its Subsidiaries (other than a Non-Recourse Subsidiary) (A) provide credit support (including any undertaking, agreement or instrument which would constitute Debt), (B) is directly or indirectly liable or (C) constitute the lender and (ii) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against the assets of a Non-Recourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Borrower or its Subsidiaries (other than Non-Recourse Subsidiaries) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Non-Recourse Subsidiary” means a Subsidiary of the Borrower (i) which has been designated as such by the Borrower, (ii) which has no Debt other than Non-Recourse Debt and (iii) which is in the same line of business as the Borrower and its Wholly Owned Recourse Subsidiaries existing on the Issue Date or in businesses reasonably related thereto.

“Note” means a promissory note in substantially the form of Exhibit A hereto, made by the Borrower and payable to the Lender.

“Notice of Default” is defined in Section 7.1 hereof.

“Officers’ Certificate” means a certificate signed by the Chairman of the Board of Directors, Vice Chairman, the President or a Vice President (regardless of Vice Presidential designation), and by the Treasurer, an Assistant Treasurer, Secretary or an Assistant Secretary, of the Borrower, and delivered to the Lender.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Lender. Such counsel may be an employee of or counsel to the Borrower (or its Parent or one of its Subsidiaries) or the Lender.

“Parent” means any Person which acquires or owns directly or indirectly 80% or more of the voting power of the Voting Stock of the Borrower.

“Payment Blockage Notice” is defined in Section 8.3 hereof.

“Payment Blockage Period” is defined in Section 8.3 hereof.

“Permitted Affiliate” means any individual that is a director or officer of the Borrower, of Parent, of a Subsidiary of the Borrower or of an Unrestricted Affiliate; provided, however, that such individual is not also a director or officer of MacAndrews & Forbes Holdings Inc. or any Person that controls MacAndrews & Forbes Holdings Inc.

“Person” means an individual, a partnership, a corporation, a business trust, a joint stock company, a limited liability company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of any nature whatsoever.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Purchase Date” is defined in Section 4.4(c) hereof.

“Redeemable Stock” means, with respect to any Person, Capital Stock of such Person that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Maturity Date of the Loan or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Maturity Date of the Loan; provided, however, that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Maturity Date of the Loan shall not constitute Redeemable Stock if (x) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to (i) the Loan in Section 4.4 and (ii) the 9 5/8% Notes pursuant to the “change of control” provisions in the Subordinated Indenture, as determined in good faith by the Board of Directors of the Borrower, the determination of which shall be evidenced by a resolution of such Board of Directors, and (y) any such requirement only becomes operative after compliance with such Section 4.4 or “change of control” provisions, including the purchase of the Loan.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to Issue Debt in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Costs” means, with respect to any Debt being Refinanced, any premium actually paid thereon and reasonable costs and expenses, including underwriting discounts, in connection with such Refinancing; provided that if any Debt Issued in connection with such a Refinancing is Issued at a discount, Refinancing Costs shall be an amount equal to the accreted value (as of the Stated Maturity of the Debt being Refinanced) of the portion of such Debt used to pay such premium, costs and expenses.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Debt.

“Requirement of Law” means, for any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject.

“Restricted Payment” means, as to any Person making a Restricted Payment,

(a)       any dividend or any distribution on or in respect of the Capital Stock of such Person (including any payment in connection with any merger or consolidation involving such Person) or to the holders of the Capital Stock of such Person (except dividends or distributions payable solely in the Non-Convertible Capital Stock of such Person or in options, warrants or other rights to purchase the Non-Convertible Capital Stock of such Person);

(b)       any purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Borrower or of any direct or indirect parent of the Borrower;

(c)       any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition);

(d)       any Investment in any Affiliate of the Borrower other than (x) a Subsidiary of the Borrower, (y) an Affiliate of the Borrower which will become a Subsidiary of the Borrower as a result of any such Investment and (z) an Unrestricted Affiliate; or

(e)	any Investment in a Non-Recourse Subsidiary.

“Secured Debt” means Debt that is secured by a Lien.

“Senior Debt” means all Obligations (as defined below) of or owing by the Borrower or any of its Subsidiaries under the Bank Credit Agreement or the Senior Secured Indenture or any guaranty, security agreement, note or other financing document referred to in or delivered pursuant to or in connection with the Bank Credit Agreement or the Senior Secured Indenture, as applicable, unless such document, instrument or agreement under which such Obligation arises expressly provides that such Obligation is not senior or superior in right of payment to amounts due in respect of this Agreement. For purposes hereof, “Obligations” shall mean loans, advances, debts, liabilities, obligations, covenants and duties of any kind or nature, present or future, whether absolute or contingent, whether due or to become due, and shall include, without limitation, all principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to any obligor thereon, would accrue on such obligation), fees, charges, expenses, attorneys fees and expenses, indemnities and any other sum chargeable to or payable under the Bank Credit Agreement or the Senior Secured Indenture or any guaranty, security agreement, note or other financing document referred to in or delivered pursuant to or in connection with the Bank Credit Agreement or the Senior Secured Indenture.

“Senior Secured Indenture” means the Indenture dated as of January 16, 2004, by and among the Borrower, the Subsidiary Guarantors named therein and Wilmington Trust Company, as may be amended, supplemented, modified or replaced, in whole or in part, from time to time.

“Senior Subordinated Debt” means the Loan and any other indebtedness, Guarantee or obligation of the Borrower that specifically provides that such indebtedness, Guarantee or obligation is to rank pari passu in right of payment with the Loan and is not subordinated in right of payment by its terms to any indebtedness, Guarantee or obligation of the Borrower which is not Senior Debt of the Borrower.

“Significant Subsidiary” means (i) any Subsidiary (other than a Non-Recourse Subsidiary) of the Borrower which at the time of determination either (A) had assets which, as of the date of the Borrower’s most recent quarterly consolidated balance sheet, constituted at least 5% of the Borrower‘s total assets on a consolidated basis as of such date, in each case determined in accordance with GAAP, or (B) had revenues for the 12-month period ending on the date of the Borrower‘s most recent quarterly consolidated statement of income which constituted at least 5% of the Borrower’s total revenues on a consolidated basis for such period, or (ii) any Subsidiary of the Borrower (other than a Non-Recourse Subsidiary) which, if merged with all Defaulting Subsidiaries (as defined below) of the Borrower, would at the time of determination either (A) have had assets which, as of the date of the Borrower‘s most recent quarterly consolidated balance sheet, would have constituted at least 10% of the Borrower‘s total assets on a consolidated basis as of such date or (B) have had revenues for the 12-month period ending on the date of the Borrower‘s most recent quarterly consolidated statement of income which would have constituted at least 10% of the Borrower‘s total revenues on a consolidated basis for such period (each such determination being made in accordance with GAAP). “Defaulting Subsidiary” means any Subsidiary of the Borrower (other than a Non-Recourse Subsidiary) with respect to which an event described under Section 7.1(f), 7.1(g), 7.1(h) or 7.1(i) has occurred and is continuing.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

“Subordinated Indenture” means the Indenture dated as of February 11, 1998, as supplemented by the First Supplemental Indenture, dated as of June 4, 1998, among the Borrower and The Bank of New York, as trustee, pursuant to which the 9 5/8% Notes were issued.

“Subordinated Obligation” means any Debt of the Borrower (whether outstanding on the date hereof or hereafter Issued) which is subordinate or junior in right of payment to the Loan.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

“Tax Sharing Agreement” means any tax allocation agreement between the Borrower or any of its Subsidiaries with the Borrower or any direct or indirect shareholder of the Borrower with respect to consolidated or combined tax returns including the Borrower or any of its Subsidiaries but only to the extent that amounts payable from time to time by the Borrower or any such Subsidiary under any such agreement do not exceed the corresponding tax payments that the Borrower or such Subsidiary would have been required to make to any relevant taxing authority had the Borrower or such Subsidiary not joined in such consolidated or combined returns, but instead had filed returns including only the Borrower or its Subsidiaries (provided that any such agreement may provide that, if the Borrower or any such Subsidiary ceases to be a member of the affiliated group of corporations of which MacAndrews & Forbes Holdings Inc. is the common parent for purposes of filing a consolidated federal income tax return (such cessation, a “Deconsolidation Event”), then the Borrower or such Subsidiary shall indemnify such direct or indirect shareholder with respect to any federal, state or local income, franchise or other tax liability (including any related interest, additions or penalties) imposed on such shareholder as the result of an audit or other adjustment with respect to any period prior to such Deconsolidation Event that is attributable to the Borrower, such Subsidiary or any predecessor business thereof (computed as if the Borrower, such Subsidiary or such predecessor business, as the case may be, were a stand-alone entity that filed separate tax returns as an independent corporation), but only to the extent that any such tax liability exceeds any liability for taxes recorded on the books of the Borrower or such Subsidiary with respect to any such period).

“Temporary Cash Investments” means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof, in each case, maturing within 360 days of the date of acquisition thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 and whose debt is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by any registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a nationally recognized broker-dealer, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s Investors Service, Inc. or “A-2” (or higher) according to Standard and Poor’s Corporation and (v) securities with maturities of six months or less from the date of acquisition backed by standby or direct pay letters of credit issued by any bank satisfying the requirements of clause (ii) above.

“Unrestricted Affiliate” means a Person (other than a Subsidiary of the Borrower) controlled (as defined in the definition of an “Affiliate”) by the Borrower, in which no Affiliate of the Borrower (other than (x) a Wholly Owned Recourse Subsidiary of the Borrower, (y) a Permitted Affiliate and (z) another Unrestricted Affiliate) has an Investment.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Recourse Subsidiary” means a Subsidiary of the Borrower (other than a Non-Recourse Subsidiary) all the Capital Stock of which (other than directors’ qualifying shares) is owned by (i) the Borrower, (ii) the Borrower and one or more Wholly Owned Recourse Subsidiaries or (iii) one or more Wholly Owned Recourse Subsidiaries.

1.2.	Other Definition Provisions.

(a)       All terms defined in this Agreement shall have such defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

(b)      The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection, Schedule and Exhibit references contained in this Agreement are references to Sections, subsections, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

SECTION 2.	AMOUNT AND TERMS OF LOAN

2.1.        Term Commitment. Subject to the terms and conditions hereof, the Lender agrees to make a term loan (the “Loan”) to the Borrower in a single draw on the Closing Date in an amount equal to $64,792,000. Any principal amount of the Loan repaid may not be reborrowed.

2.2.         Procedure for Borrowing. The Borrower shall give the Lender notice (which notice must be received by it prior to 1:00 p.m., New York City time, one Business Day prior to the anticipated Closing Date or such shorter notice period as may be agreed upon between the Lender and the Borrower) requesting that the Lender make the Loan on the Closing Date and specifying the amount to be borrowed and the bank account and other pertinent wire transfer instructions of the Borrower to which the Loan is to be deposited by the Lender (the “Borrower’s Bank Account”). Subject to the terms and conditions of this Agreement, on the Closing Date, the Lender shall wire transfer to the Borrower the amount requested in the notice from the Borrower to the Borrower’s Bank Account.

2.3.	Repayment of Loan; Evidence of Debt.

(a)       The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of the Loan on the Maturity Date. The Borrower hereby further agrees to pay to the Lender interest on the unpaid principal amount of the Loan outstanding from the date hereof until payment in full thereof at the rates per annum and in the manner set forth in Section 3.2 hereof.

(b)      The Lender shall maintain an account evidencing the indebtedness of the Borrower to the Lender resulting from the Loan, including the outstanding principal amount, accrued and unpaid interest outstanding in respect thereof and the amount of any sum received by the Lender hereunder from the Borrower in respect of the Loan and the manner in which it was applied. The entries made in such account of the Lender shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Lender to maintain any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loan in accordance with the terms of this Agreement.

2.4.        Use of Proceeds. The Borrower shall use the net proceeds of the Loan hereunder to fund the redemption of all of the outstanding 9 5/8% Notes.

SECTION 3.	PROVISIONS RELATING TO THE LOAN

3.1.         Optional Prepayments. The Borrower may prepay the Loan, in whole or in part, at any time without premium or penalty.

3.2.	Interest Rate and Payment Dates.

(a)       The Loan shall bear interest on the unpaid principal amount of the Loan at a rate per annum equal to 9 5/8%.

(b)      Interest on the Loan shall accrue from and including the most recent date to which interest has been paid on the Loan, or if no interest has been paid, from and including the Closing Date through but excluding the date on which interest is paid.

(c)       Interest shall be payable semiannually in arrears on each February 1 and August 1 and on the Maturity Date, commencing February 1, 2006. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Except as provided above, there will be no periodic payments of interest.

(d)      In the case of a default in payment of principal of the Loan, upon acceleration, prepayment or purchase, the overdue principal shall bear interest at the rate of 10 5/8% per annum from the date such amount is due until it is paid in full. The Borrower shall pay interest on overdue installments of interest at the same rate to the extent lawful. Interest on any overdue principal or installments of interest shall be payable on demand.

3.3.	Method of Payments.

(a)       All payments (including prepayments) to be made by the Borrower on account of principal, interest, costs and expenses shall be made without set-off, counterclaim, deduction or withholding and shall be made to the Lender at such location or to such account as the Lender may specify to the Borrower, on or prior to

1:00 p.m., New York City time, on the due date thereof, in Dollars and in immediately available funds.

(b)      If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

SECTION 4.	COVENANTS

The Borrower agrees that, so long as the Loan or any other amount owing hereunder remains unpaid:

4.1.	Limitation on Debt of the Borrower and its Subsidiaries.

(a)          The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, Issue, directly or indirectly, any Debt; provided, however, that the Borrower and its Subsidiaries will be permitted to Issue Debt if, at the time of such Issuance, the Consolidated EBITDA Coverage Ratio for the period of the most recently completed four consecutive fiscal quarters ending at least 45 days prior to the date such Debt is Issued exceeds the ratio of 2.0 to 1.0.

(b)          Notwithstanding the foregoing, the Borrower and its Subsidiaries may Issue the following Debt:

(i)           Debt Issued pursuant to the Bank Credit Agreement, any Refinancing thereof or any other credit agreement, indenture or other agreement, in an aggregate principal amount not to exceed $350 million outstanding at any one time;

(ii)          the Loan and Debt Issued by the Borrower in exchange for, or the proceeds of which are used to Refinance, any Debt permitted by this clause (ii); provided, however, that in the case of any Debt (other than the Loan) Issued in connection with a Refinancing, (x) the principal amount or, in the case of Debt Issued at a discount, the accreted value of the Debt so Issued shall, as of the Stated Maturity of the Debt being Refinanced, not exceed the sum of (i) the principal amount or, if the Debt being Refinanced was Issued at a discount, the accreted value of the Debt being Refinanced as of the Stated Maturity of the Debt being Refinanced, and (ii) any Refinancing Costs associated with such Refinancing, (y) the Debt so Issued shall not have a Stated Maturity prior to the Maturity Date of the Loan and shall not, at the time such Debt is Issued, have an Average Life that is less than the Average Life of the Debt being Refinanced and (z) the Debt so Issued shall consist of Senior Subordinated Debt or Subordinated Obligations;

(iii)        Debt (in addition to Debt described in clauses (i) and (ii) above) Issued for working capital and general corporate purposes in an aggregate principal amount at the time of such Issue which, when taken together with the aggregate principal amount then outstanding of all other Debt Issued pursuant to this clause (ii), shall not exceed the sum of (i) 50% of the book value of the inventory of the Borrower and its consolidated Subsidiaries and (ii) 80% of the book value of the accounts receivable of the Borrower and its consolidated Subsidiaries, in each case as determined in accordance with GAAP;

(iv)         Debt of the Borrower Issued to and held by a Wholly Owned Recourse Subsidiary and Debt of a Subsidiary of the Borrower Issued to and held by the Borrower or a Wholly Owned Recourse Subsidiary; provided, however, that any subsequent Issuance or transfer of any Capital Stock that results in any such Wholly Owned Recourse Subsidiary ceasing to be a Wholly Owned Recourse Subsidiary or any subsequent transfer of such Debt (other than to the Borrower or a Wholly Owned Recourse Subsidiary) shall be deemed, in each case, to constitute the Issuance of such Debt by the Borrower or of such Debt by such Subsidiary;

(v)          Debt (other than Debt described in clause (i), (ii), (iii) or (iv) above) of the Borrower or any of its Subsidiaries outstanding on the Closing Date and Debt Issued to Refinance any Debt (other than the 9 5/8% Notes) permitted by Section 4.1(a) above, by this clause (v), or by clause (vi) below; provided, however, that in the case of a Refinancing, the principal amount of the Debt so Issued shall not exceed the principal amount of the Debt being Refinanced plus any Refinancing Costs associated with such Refinancing; and provided further, however, that to the extent such Refinancing Debt is used directly or indirectly to Refinance Debt of a Subsidiary described in clause (vi) below, the portion of such Refinancing Debt so used shall be Issued only by such Subsidiary or any Subsidiary of such Subsidiary;

(vi)         Debt of a Subsidiary of the Borrower Issued and outstanding on or prior to the date on which such Subsidiary was acquired by the Borrower (other than Debt Issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of the Borrower or was acquired by the Borrower);

(vii)       Non-Recourse Debt of a Non-Recourse Subsidiary; provided, however, that if any such Debt thereafter ceases to be Non-Recourse Debt of a Non-Recourse Subsidiary, then such event shall be deemed for the purposes of this Section 4.1 to constitute the Issuance of such Debt by the issuer thereof; and

(viii)      Debt (in addition to Debt Issued pursuant to Section 4.1(a) and clauses (i) through (vii) above) in an aggregate principal amount outstanding at any time not to exceed $50 million.

(c)          To the extent the Borrower or any Subsidiary of the Borrower Guarantees any Debt of the Borrower or of a Subsidiary of the Borrower, such Guarantee and such Debt will be deemed to be the same indebtedness and only the amount of the Debt will be deemed to be outstanding. If the Borrower or a Subsidiary of the Borrower Guarantees any Debt of a Person that, subsequent to the Issuance of such Guarantee, becomes a Subsidiary, such Guarantee and the Debt so Guaranteed shall be deemed to be the same indebtedness, which shall be deemed to have been Issued when the Guarantee was Issued and shall be deemed to be permitted to the extent the Guarantee was permitted when Issued.

4.2.	Limitation on Other Senior Subordinated Debt and Secured Debt.

(a)          The Borrower shall not Issue, directly or indirectly, any Debt which is subordinate or junior in ranking in any respect to Senior Debt of the Borrower unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to the Loan.

(b)          The Borrower will not issue any Secured Debt that is not Senior Debt of the Borrower unless contemporaneously therewith effective provision is made to secure the Loan equally and ratably with (or prior to) such Secured Debt with a Lien on the same assets securing such Secured Debt for so long as such Secured Debt is secured by such Lien.

4.3.	Limitation on Restricted Payments.

(a)       The Borrower shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to make any Restricted Payment if, at the time of the making of such Restricted Payment:

(i)           a Default shall have occurred and be continuing (or would result therefrom); or

(ii)          the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

(1)          50% of Consolidated Net Income (or, if such aggregate Consolidated Net Income is a deficit, minus 100% of such deficit) accrued during the period (treated as one accounting period) from January 1, 1998, to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment;

(2)          the aggregate Net Cash Proceeds from sales of Capital Stock of the Borrower (other than Redeemable Stock or Exchangeable Stock) or cash capital contributions made to the Borrower on or after the Issue Date (exclusive of any Net Cash Proceeds or cash capital contributions received in connection with the Transactions (as defined in the Subordinated Indenture), if any) (other than a sale to or a contribution by a Subsidiary of the Borrower or any employee stock ownership plan established by the Borrower or a Subsidiary of the Borrower for the benefit of its employees);

(3)          the amount by which Debt of the Borrower is reduced on the Borrower’s consolidated balance sheet on or after the Issue Date upon any conversion or exchange of Debt of the Borrower into Capital Stock of the Borrower which is not Redeemable Stock or Exchangeable Stock;

(4)          the aggregate Net Cash Proceeds received by the Borrower from the Issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) to an employee stock ownership plan subsequent to the Issue Date; provided, however, that if such employee stock ownership plan incurs any Debt, such aggregate amount of Net Cash Proceeds shall be limited to an amount equal to any increase in the Consolidated Net Worth of the Borrower resulting from principal repayments made by such employee stock ownership plan with respect to Debt incurred by it to finance the purchase of such Capital Stock; and

(5)          to the extent that an Investment made by the Borrower or a Subsidiary subsequent to the Issue Date has theretofore been included in the calculation of the amount of Restricted Payments, the aggregate cash repayments to the Borrower or a Subsidiary of such Investment to the extent not included in Consolidated Net Income; provided, however, that any such cash repayment shall be excluded from the amount of aggregate cash repayments described in this clause (5) to the extent that such cash is attributable to the net proceeds of the Issuance of Non-Recourse Debt by a Non-Recourse Subsidiary and has been or is subsequently used to make a dividend or distribution pursuant to Section 4.3(b)(ix).

(b)       Section 4.3(a) shall not prohibit the following (none of which shall be included in the calculation of the amount of Restricted Payments, except to the extent expressly provided in clause (vi) below):

(i)           any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Capital Stock or Subordinated Obligations of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent Issue or sale of, Capital Stock of the Borrower (other than Redeemable Stock or Exchangeable Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan) or of a cash capital contribution; provided, however, that the Net Cash Proceeds from such sale shall be excluded from clauses (2) and (4) of Section 4.3(a)(ii);

(ii)          any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations;

(iii)         any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations from Net Available Cash to the extent permitted by Section 4.4;

(iv)         any loan to a Permitted Affiliate entered into in the ordinary course of business; provided, however, that such Permitted Affiliate holds, directly or indirectly, no more than 10% of the outstanding Capital Stock of the Borrower;

(v)          dividends or distributions made by a Subsidiary of the Borrower to the Borrower or a Subsidiary of the Borrower and, if a Subsidiary of the Borrower is not wholly owned, to its other stockholders pro rata to the extent they are not Affiliates of the Borrower (other than (x) a Subsidiary of the Borrower, (y) an Unrestricted Affiliate and (z) a Permitted Affiliate);

(vi)         dividends paid within 60 days after the date of declaration thereof, or Restricted Payments made within 60 days after the making of a binding commitment in respect thereof, if at such date of declaration or of such commitment such dividend or other Restricted Payment would have complied with this Section; provided, however, that at the time of payment of such dividend or the making of such Restricted Payment, no other Default shall have occurred and be continuing (or would result therefrom); provided further, however, that such dividend or other Restricted Payment shall be included in the calculation of the amount of Restricted Payments;

(vii)       purchases, redemptions, defeasances or acquisitions of Non- Recourse Debt by a Non-Recourse Subsidiary;

(viii)      dividends and distributions in respect of Redeemable Stock Issued by the Borrower or in respect of Preferred Stock Issued by any Subsidiary of the Borrower, in each case to the extent such Issuance is permitted by Section 4.1;

(ix)         so long as no Default has occurred and is continuing or would result from such transaction, dividends or distributions made by the Borrower to the extent attributable to the net proceeds of the Issuance of Non-Recourse Debt by Non-Recourse Subsidiaries;

(x)          Restricted Payments necessary to consummate the Transactions (as defined in the Subordinated Indenture) or which are repaid in connection with the Transactions (as defined in the Subordinated Indenture); and

(xi)         so long as no Default shall have occurred and be continuing, amounts paid to Parent, to the extent necessary to enable Parent to pay actual expenses, other than those paid to Affiliates of the Borrower, incidental to being a publicly reporting, but non-operating, company.

(c)          The Borrower or any Subsidiary of the Borrower may take actions to make a Restricted Payment in anticipation of the occurrence of any of the events described in Sections 4.3(a) or 4.3(b); provided, however, that the making of such Restricted Payment shall be conditioned upon the occurrence of such event.

4.4.	Limitation on Sales of Assets and Subsidiary Stock.

(a)          The Borrower shall not, and shall not permit any Subsidiary of the Borrower (other than a Non-Recourse Subsidiary) to, make any Asset Disposition unless:

(i)           the Borrower or such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors of the Borrower, the determination of which shall be conclusive and evidenced by a resolution of the Board of Directors of the Borrower (including as to the value of all non-cash consideration), of the Capital Stock and assets subject to such Asset Disposition;

(ii)          at least 75% of the consideration consists of cash, cash equivalents, readily marketable securities which the Borrower intends, in good faith, to liquidate promptly after such Asset Disposition or the assumption of liabilities (including, in the case of the sale of the Capital Stock of a Subsidiary of the Borrower, liabilities of the Borrower or such Subsidiary) (provided, however, that in respect of an Asset Disposition, more than 25% of the consideration may consist of consideration other than cash, cash equivalents, such readily marketable securities or such assumed liabilities if (x) such Asset Disposition is approved by a majority of those members of the Board of Directors of the Borrower having no personal stake in such Asset Disposition and (y) if such Asset Disposition involves aggregate consideration in excess of $10,000,000 (with the value of any non-cash consideration being determined by a majority of those members of the Board of Directors of the Borrower having no personal stake in such Asset Disposition), such Asset Disposition has been determined, in the written opinion of a nationally recognized investment banking firm, to be fair from a financial point of view to the Borrower or such Subsidiary, as the case may be); and

(iii)         an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Borrower or such Subsidiary, as the case may be:

(1)          first, to the extent the Borrower is required by the terms of any Senior Debt of the Borrower or Debt of a Subsidiary to prepay, repay or purchase Senior Debt of the Borrower or Debt of a Wholly Owned Recourse Subsidiary or additionally, in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, Debt of such Subsidiary (in each case other than Debt owed to the Borrower or an Affiliate of the Borrower) in accordance with the terms of such Debt;

(2)          second, to the extent of the balance of such Net Available Cash after application in accordance with clause (1), at the Borrower’s election, to either (i) the prepayment, repayment or repurchase of Senior Debt of the Borrower or Debt of a Wholly Owned Recourse Subsidiary or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, Debt of such Subsidiary (in each case other than Debt owed to the Borrower or an Affiliate of the Borrower) which the Borrower is not required by the terms thereof to prepay, repay or repurchase (whether or not the related loan commitment is permanently reduced in connection therewith), or (ii) the investment by the Borrower or any Wholly Owned Recourse Subsidiary (or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, the investment by such Subsidiary) in assets to replace the assets that were the subject of such Asset Disposition or in assets that (as determined by the Board of Directors of the Borrower, the determination of which shall be conclusive and evidenced by a resolution of such Board of Directors) will be used in the businesses of the Borrower and its Wholly Owned Recourse Subsidiaries (or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, the businesses of such Subsidiary) existing on the Issue Date or in businesses reasonably related thereto, in all cases, within the later of one year from the date of such Asset Disposition or the receipt of such Net Available Cash; and

(3)          third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (1) and (2), to make an offer to purchase the Loan and other Senior Subordinated Debt designated by the Borrower pursuant to and subject to the conditions of Section 4.4(b);

provided, however, that in connection with an offer pursuant to clause (3) above, if the principal amount and premium of the Loan and such Senior Subordinated Debt, together with accrued and unpaid interest tendered for acceptance pursuant to such offer exceeds the balance of Net Available Cash, then the Borrower will accept for purchase the Loan and such Senior Subordinated Debt of each such tendering holder on a pro rata basis in accordance with the principal amount so tendered.

Notwithstanding the foregoing provisions of this Section 4.4(a), the Borrower and the Subsidiaries shall not be required to apply any Net Available Cash in accordance with this Section 4.4(a) except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this Section 4.4(a) exceeds $10,000,000. Pending application of Net Available Cash pursuant to this Section 4.4(a), such Net Available Cash shall be (i) invested in Temporary Cash Investments or (ii) used to make an optional prepayment under any revolving credit facility constituting Senior Debt of the Borrower or Debt of a Wholly Owned Recourse Subsidiary (or, additionally in the case of a Subsidiary that is not a Wholly Owned Recourse Subsidiary, Debt of such Subsidiary), whether or not the related loan commitment is permanently reduced in connection therewith.

(b)      In the event of an Asset Disposition that requires the purchase of the Loan pursuant to Section 4.4(a)(iii)(3), the Borrower will be required to purchase the Loan and Senior Subordinated Debt designated by the Borrower tendered pursuant to an offer by the Borrower for the Loan and such Senior Subordinated Debt (the “Offer”) at a purchase price of 100% of their principal amount, without premium, plus accrued interest to the Purchase Date (or in respect of other Senior Subordinated Debt such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Debt) in accordance with the procedures (including prorationing in the event of oversubscription) set forth in Section 4.4(c), provided that the procedures for making an offer to holders of other Senior Subordinated Debt will be as provided for by the terms of such Senior Subordinated Debt. If (x) the aggregate purchase price of the

Loan and Senior Subordinated Debt tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Loan and Senior Subordinated Debt, (y) the Borrower shall not be obligated to make an Offer pursuant to the last sentence of this paragraph or (z) the Borrower shall be unable to purchase the Loan in an Offer because of the provisions of applicable law or of the Borrower’s or its Subsidiaries’ loan agreements, indentures or other contracts governing Senior Debt of the Borrower or Debt of Subsidiaries (in which case the Borrower need not make an Offer), the Borrower shall apply the remaining Net Available Cash to (i) invest in assets to replace the assets that were the subject of the Asset Disposition or in assets that (as determined by the Board of Directors of the Borrower, the determination of which shall be conclusive and evidenced by a resolution of such Board of Directors) will be used in the businesses of the Borrower and its Wholly Owned Recourse Subsidiaries (or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, the business of such Subsidiary) existing on the Issue Date or in businesses reasonably related thereto or (ii) in the case of clause (x) or (y), prepay, repay or repurchase Debt of the Borrower or Debt of a Wholly Owned Recourse Subsidiary or, additionally in the case of an Asset Disposition by a Subsidiary that is not a Wholly Owned Recourse Subsidiary, Debt of such Subsidiary which the Borrower or such Wholly Owned Recourse Subsidiary or Subsidiary is not required by the terms thereof to prepay, repay, repurchase or redeem (in each case other than Debt owed to the Borrower or an Affiliate of the Borrower), whether or not the related loan commitment is permanently reduced in connection therewith. The Borrower shall not be required to make an Offer for the Loan and Senior Subordinated Debt pursuant to this Section if the Net Available Cash available therefor (after application of the proceeds as provided in clause (1) and clause (2) of Section 4.4(a)(iii)) are less than $10,000,000 for any particular Asset Disposition (which lesser amounts shall not be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(c)              (1)     Promptly, and in any event within five days after the last date by which the Borrower must have applied Net Available Cash pursuant to Section 4.4(a)(iii)(2), the Borrower shall be obligated to deliver to the Lender a written notice stating that the Lender may elect to have the Loan purchased by the Borrower either in whole or in part (subject to prorationing as hereinafter described in the event the Offer is oversubscribed) in integral multiples of $1,000 of principal amount, at the applicable purchase price. The notice shall specify a purchase date not less than 30 days or more than 60 days after the date of such notice (the “Purchase Date”) and shall contain information concerning the business of the Borrower which the Borrower in good faith believes will enable the Lender to make an informed decision (which at a minimum will include (i) the most recently filed Annual Report on Form 10-K (including audited consolidated financial statements) of the Borrower, the most recent subsequently filed Quarterly Report on Form 10-Q and any Current Report on Form 8-K of the Borrower filed subsequent to such Quarterly Report, other than Current Reports describing Asset Dispositions otherwise described in the offering materials (or corresponding successor reports), and (ii) if material, appropriate pro forma financial information and all instructions and material necessary to have the Loan purchased pursuant to the Offer, together with the information contained in clause (2).

(2)     Not later than the date upon which written notice of an Offer is delivered to the Lender as provided above, the Borrower shall deliver to the Lender an Officers’ Certificate as to (i) the amount of the Offer (the “Offer Amount”), (ii) the allocation of the Net Available Cash from the Asset Dispositions pursuant to which such Offer is being made and (iii) the compliance of such allocation with the provisions of Section 4.4(a). On such date, the Borrower shall also irrevocably segregate and hold in trust in immediately available funds an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this Section. The amount so held, at the option of, and pursuant to the specific written direction of, the Borrower, may be invested in Temporary Cash Investments the maturity date of which is not later than the Purchase Date. The Borrower shall be entitled to any interest or dividends accrued, earned or paid on such Temporary Cash Investments. Upon the expiration of the period for which the Offer remains open (the "Offer Period"), the Borrower shall cancel the Note or portions thereof which have been properly tendered and have been accepted by the Borrower in accordance with this Section. The Borrower shall, on the Purchase Date, mail or deliver payment to the Lender the amount of the purchase price for such Note or portion thereof. In the event that the aggregate purchase price of the Loan and Senior Subordinated Debt that have been tendered and accepted is less than the Offer Amount, the Borrower shall be entitled to retain the excess for its own use in accordance with the provisions of this Agreement after the expiration of the Offer Period..

(3)     If the Lender elects to have the Loan purchased, the Lender will be required to surrender the Note, with an appropriate form duly completed, to the Borrower at the address specified in the notice at least three Business Days prior to the Purchase Date. The Lender will be entitled to withdraw its election if the Borrower receives not later than three Business Days prior to the Purchase Date, a facsimile transmission or letter setting forth the name of the Lender, the principal amount of the Note which was delivered for purchase by the Lender and a statement that the Lender is withdrawing his election to have such Note purchased. If at the expiration of the Offer Period the purchase price for the aggregate principal amount of the Note surrendered by the Lender (and other Senior Subordinated Debt) exceeds the Offer Amount, the Borrower shall select the Note (and other Senior Subordinated Debt) to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Borrower so that only portions of the Note having a principal amount of $1,000, or integral multiples thereof, shall be purchased). If the Lender’s Note is purchased only in part, the Lender will be Issued a new Note equal in principal amount to the unpurchased portion of the Note surrendered.

(d)      The Borrower shall comply, to the extent applicable, with the requirements of Section 14(e) of the Securities Exchange Act of 1934 and any other securities laws or regulations in connection with the repurchase of the Note pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Borrower shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

4.5.	Limitation on Transaction with Affiliates.

(a)       The Borrower shall not, and shall not permit any of its Subsidiaries (other than a Non-Recourse Subsidiary) to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower or any legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Borrower or with an Affiliate of any such owner unless:

(i)           the terms of such business, transaction or series of transactions are (1) set forth in writing and (2) at least as favorable to the Borrower or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm’s-length dealings with an unrelated third Person; and

(ii)          to the extent that such business, transaction or series of transactions is known by the Board of Directors of the Borrower or of such Subsidiary to involve an Affiliate of the Borrower or a legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Borrower or an Affiliate of such owner, then:

(1)          with respect to a transaction or series of related transactions, other than any purchase or sale of inventory, renting of property or rendering of services in the ordinary course of business (an “Exempt Transaction”), involving aggregate payments or other consideration in excess of $5,000,000, such transaction or series of related transactions has been approved (and the value of any noncash consideration has been determined) by a majority of those members of the Board of Directors of the Borrower having no personal stake in such business, transaction or series of transactions; and

(2)          with respect to a transaction or series of related transactions, other than any Exempt Transaction, involving aggregate payments or other consideration in excess of $10,000,000 (with the value of any noncash consideration being determined by a majority of those members of the Board of Directors of the Borrower having no personal stake in such business, transaction or series of transactions), such transaction or series of related transactions has been determined, in the written opinion of a nationally recognized investment banking firm to be fair, from a financial point of view, to the Borrower or such Subsidiary.

(b)	The provisions of Section 4.5(a) shall not prohibit:

(i)           any Restricted Payment permitted to be paid pursuant to Section 4.3;

(ii)          any transaction between the Borrower and any of its Subsidiaries; provided, however, that no portion of any minority interest in any such Subsidiary is owned by (x) any Affiliate (other than the Borrower, a Wholly Owned Recourse Subsidiary of the Borrower, a Permitted Affiliate or an Unrestricted Affiliate)

of the Borrower or (y) any legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Borrower or any Affiliate of such owner (other than the Borrower, any Wholly Owned Recourse Subsidiary of the Borrower or an Unrestricted Affiliate);

(iii)         any transaction between Subsidiaries of the Borrower; provided, however, that no portion of any minority interest in any such Subsidiary is owned by (x) any Affiliate (other than the Borrower, a Wholly Owned Recourse Subsidiary of the Borrower, a Permitted Affiliate or an Unrestricted Affiliate) of the Borrower or (y) any legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Borrower or any Affiliate of such owner (other than the Borrower, any Wholly Owned Recourse Subsidiary of the Borrower or an Unrestricted Affiliate);

(iv)         any transaction between the Borrower or a Subsidiary of the Borrower and its own employee stock ownership plan;

(v)          any transaction with a Permitted Affiliate entered into in the ordinary course of business (including compensation or employee benefit arrangements with any such officer or director); provided, however, that such Permitted Affiliate holds, directly or indirectly, no more than 10% of the outstanding Capital Stock of the Borrower;

(vi)         any business or transaction with an Unrestricted Affiliate;

(vii)       any transaction pursuant to which MacAndrews & Forbes Holdings Inc. will provide the Borrower and its Subsidiaries at their request and at the cost of MacAndrews & Forbes Holdings Inc. with certain allocated services to be purchased from third party providers, such as legal and accounting services, insurance coverage and other services;

(viii)      any transaction contemplated by a Tax Sharing Agreement; and

(ix)         this Agreement and the transactions contemplated hereby.

4.6.	Limitation on Restrictions on Distributions from Subsidiaries.

The Borrower shall not, and shall not permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Debt owed to the Borrower, (ii) make any loans or advances to the Borrower or (iii) transfer any of its property or assets to the Borrower, except:

(a)          any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

(b)          any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Debt Issued by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Borrower (other than Debt Issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Borrower) and outstanding on such date;

(c)          any encumbrance or restriction pursuant to an agreement effecting a Refinancing of any Debt Issued pursuant to an agreement referred to in clause (a) or (b) above or this clause (c) or contained in any amendment to an agreement referred to in clause (a) or (b) above or this clause (c); provided, however, that any such encumbrance or restriction with respect to any Subsidiary is no less favorable to the Lender than the least favorable of the encumbrances and restrictions with respect to such Subsidiary contained in the agreements referred to in clause (a) or (b) above, as determined in good faith by the Board of Directors of the Borrower, the determination of which shall be evidenced by a resolution of such Board of Directors;

(d)          any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease;

(e)          restrictions contained in security agreements securing Debt of the Borrower or a Subsidiary of the Borrower, to the extent such restrictions restrict the transfer of the collateral covered by such security agreements or, upon default, restrict the payment of dividends or distributions on Capital Stock, and restrictions contained in agreements relating to a disposition of property or Capital Stock of a Subsidiary, to the extent such restrictions restrict the transfer of the property or Capital Stock subject to such agreements; and

(f)           any encumbrance or restriction relating to a Non-Recourse Subsidiary.

4.7.	Merger or Transfer of Assets.

(a)          The Borrower shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i)           the resulting, surviving or transferee Person (the “Successor Person”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such Successor Person (if not the Borrower) shall expressly assume, by an assumption agreement executed and delivered to the Lender, in form satisfactory to the Lender, all the obligations of the Borrower under the Agreement and the Note;

(ii)          immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the Successor Person or any of its Subsidiaries as a result of such transaction as having been Issued by such Successor Person or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(iii)        immediately after giving effect to such transaction, the Successor Person shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Borrower immediately prior to such transaction; and

(iv)         the Borrower shall have delivered to the Lender an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such assumption agreement comply with the Agreement;

provided that this Section 4.7 shall not prohibit a Wholly Owned Recourse Subsidiary from consolidating with or merging with or into, or conveying, transferring or leasing all or substantially all its assets to, the Borrower.

(b)          The Successor Person shall be the successor Borrower and shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under the Agreement and the Note, and thereafter, except in the case of a lease, the Borrower shall be discharged from all obligations and covenants under the Agreement and the Note.

4.8.	Compliance Certificate.

The Borrower shall deliver to the Lender within 120 days after the end of each fiscal year of the Borrower commencing after January 1, 2006 an Officers' Certificate stating that in the course of the performance by the signers of their duties as Officers of the Borrower they would normally have knowledge of any Default by the Borrower and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Borrower is taking or proposes to take with respect thereto.

4.9.	Further Instruments and Acts.

Upon request of the Lender, the Borrower will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

SECTION 5.	REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to make the Loan hereunder, the Borrower hereby represents and warrants to the Lender that:

5.1.         Corporate Existence. The Borrower is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

5.2.	Corporate Power.

(a)       The Borrower has the corporate power, authority and legal right to execute, deliver and perform this Agreement and the Note and to borrow hereunder, and it has taken as of the Closing Date all necessary corporate action to authorize its borrowings on the terms and conditions of this Agreement and the Note and to authorize the execution, delivery and performance of this Agreement.

(b)       No consent of any other Person (including, without limitation, stockholders or creditors of the Borrower or of any parent entity of the Borrower), and no consent, license, permit, approval or authorization of, exemption by, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the Note by or against the Borrower, except for any consents, licenses, permits, approvals or authorizations, exemptions, registrations, filings or declarations that have already been obtained and remain in full force and effect.

(c)       Each of this Agreement and the Note has been executed and delivered by a duly authorized officer of the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms except as enforceability may be limited by Bankruptcy Laws or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity.

5.3.         No Legal Bar to Loan. The execution, delivery and performance of this Agreement and the Note, and the consummation of the transaction contemplated hereby, will not violate any Contractual Obligation or material Requirement of Law to which the Borrower is a party, or by which the Borrower or any of its material properties or assets may be bound, and will not result in the creation or imposition of any lien on any of its material properties or assets pursuant to the provisions of any such Contractual Obligation.

SECTION 6.	CONDITIONS PRECEDENT

6.1.         Conditions to Loan. The obligation of the Lender to make the Loan requested to be made by it shall be subject to the satisfaction or waiver by the Lender of the following conditions precedent (the date on which said conditions are satisfied or waived being herein called the “Closing Date”):

(a)       Agreement. The Lender shall have received each of this Agreement and the Note, executed and delivered by a duly authorized officer of the Borrower.

(b)       Net Proceeds. The Lender shall have received funds from sources and on terms acceptable to the Lender in its sole discretion in an amount sufficient to enable the Lender to make the Loan to the Borrower.

(c)	9 5/8% Notes.
(i)

The Borrower shall have delivered (x) notice of its intention to redeem the 9 5/8% Notes to BONY pursuant to Section 3.01 of the Subordinated Indenture and (y) the officers’ certificate required by the Subordinated Indenture in connection therewith, and BONY shall have waived all applicable timing requirements in respect thereof;

(ii)	The Borrower shall have made arrangements satisfactory to the Lender in its sole discretion for the mailing of notice of redemption to the holders of the 9 5/8% Notes; and
(iii)

The Borrower and BONY shall have entered into a trust agreement satisfactory to the Lender in all respects in its sole discretion, which shall provide for the Borrower to irrevocably place in trust with BONY funds sufficient to redeem all of the outstanding 9 5/8% Notes and such funds shall have been placed in trust pursuant to such agreement.

(d)       Consent. Any consents required under the documentation governing the Senior Debt for the consummation of the Loan shall have been obtained.

(e)       Extension of Repayment Date. The repayment date under Section 2.3 of the BS Credit Agreement shall provide for the repayment of the Debt outstanding thereunder not earlier than 364 days after the Closing Date (as defined in the BS Credit Agreement).

(f)       Representations and Warranties. All representations and warranties made by the Borrower in or pursuant to this Agreement or the Note shall be true and correct in all material respects.

(g)      Event of Default. No Event of Default shall have occurred and be continuing before or after giving effect to the Loan.

(h)      Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Lender.

SECTION 7.	EVENTS OF DEFAULT
7.1.	Events of Default. An “Event of Default” occurs if:

(a)       the Borrower defaults in any payment of interest on the Loan when the same becomes due and payable, whether or not such payment shall be prohibited by Section 8, and such default continues for a period of 30 days;

(b)      the Borrower (i) defaults in the payment of the outstanding principal of the Loan when the same becomes due and payable on the Maturity Date, upon acceleration or otherwise, whether or not such payment shall be prohibited by Section 8;

(c)	the Borrower fails to comply with Section 4.7;

(d)      the Borrower fails to comply with Sections 4.1, 4.2, 4.3, 4.4, 4.5 or 4.6 and such failure continues for 30 days after the notice specified below;

(e)       the Borrower fails to comply with any of its agreements in this Agreement (other than those referred to in (a), (b), (c) or (d) above) or the Note and such failure continues for 60 days after the notice specified below;

(f)       Debt of the Borrower or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default, the total principal amount of the portion of such Debt that is unpaid or accelerated exceeds $10,000,000 or its foreign currency equivalent and such default continues for 10 days after the notice specified below;

(g)      the Borrower or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i)	commences a voluntary case;
(ii)	consents to the entry of an order for relief against it in an involuntary case;
(iii)	consents to the appointment of a Custodian of it or for any substantial part of its property; or
(iv)	makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign laws relating to insolvency;

(h)       a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)	is for relief against the Borrower or any Significant Subsidiary in an involuntary case;
(ii)	appoints a Custodian of the Borrower or any Significant Subsidiary or for any substantial part of its property; or

(iii)

orders the winding up or liquidation of the Borrower or any Significant Subsidiary; or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days; or

(i)        any judgment or decree for the payment of money in excess of $10,000,000 (or its foreign currency equivalent) is entered against the Borrower or any Significant Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in the case of (B), such default continues for 10 days after the notice specified below.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

A Default under clause (d), (e), (f) or (i)(B) is not an Event of Default until the Lender notifies the Borrower of the Default and the Borrower does not cure such Default within the time specified after receipt of such Notice. Such Notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.

The Borrower shall deliver to the Lender, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event which with the giving of notice and the lapse of time would become an Event of Default under clause (d), (e) (f) or (i)(B), its status and what action the Borrower is taking or proposes to take with respect thereto.

7.2.        Acceleration. If an Event of Default (other than an Event of Default specified in Section 7.1(g) or (h) with respect to the Borrower) occurs and is continuing, the Lender by notice to the Borrower and to the Representative of the Bank Debt may declare the outstanding principal of and accrued interest (if any) on the Loan as of the date of such declaration (collectively, the “Default Amount”) to be due and payable immediately. If an Event of Default specified in Section 7.1(g) or (h) with respect to the Borrower occurs, the Default Amount on the Loan as of the date of such Event of Default shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Lender. The Lender may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

7.3.         Other Remedies. If an Event of Default occurs and is continuing, the Lender may pursue any available remedy to collect the payment of principal of or interest on the Loan or to enforce the performance of any provision of this Agreement. A delay or omission by the Lender in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

7.4.         Waiver of Stay or Extension Laws. The Borrower (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Agreement; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Lender, but shall suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 8.	SUBORDINATION

8.1.        Agreement To Subordinate. The Borrower and the Lender agree that the indebtedness evidenced by this Agreement and the Note is subordinated in right of payment, to the extent and in the manner provided in this Section 8, to the prior payment of all Senior Debt of the Borrower and that the subordination is for the benefit of and enforceable by the holders of Senior Debt of the Borrower. The Loan shall in all respects rank pari passu with all other Senior Subordinated Debt of the Borrower and only indebtedness of the Borrower which is Senior Debt shall rank senior to the Loan in accordance with the provisions set forth herein.

8.2.        Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Borrower to creditors upon a total or partial liquidation or a total or partial dissolution of the Borrower or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Borrower or its property:

(a)       holders of Senior Debt of the Borrower shall be entitled to receive payment in full of such Senior Debt before the Lender shall be entitled to receive any payment or distribution of principal or interest on the Loan; and

(b)      until the Senior Debt of the Borrower is paid in full, any payment or distribution to which the Lender would be entitled but for this Section 8 shall be made to holders of such Senior Debt as their interests may appear, except that, so long as the Lender is not in the same or higher class of creditors in such liquidation, dissolution or proceeding as the holders of the such Senior Debt, the Lender may receive shares of stock and any debt securities that are subordinated to such Senior Debt to at least the same extent as the Loan.

8.3.        Default on Senior Debt. The Borrower may not pay the principal of or interest on and may not repurchase, redeem or otherwise retire the Loan (collectively, “pay the Loan”) if (i) any Senior Debt of the Borrower is not paid when due or (ii) any other default on Senior Debt of the Borrower occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, (x) the default has been cured or waived and any such acceleration has been rescinded or (y) such Senior Debt has been paid in full. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Borrower may not pay the Loan for a period (a “Payment Blockage Period”) commencing upon the receipt by the Borrower and the Lender of written notice (a “Payment Blockage Notice”) of such default from the Representative of such Senior Debt specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Borrower and the Lender from the Representative which gave such Payment Blockage Notice, (ii) by repayment in full of such Senior Debt or (iii) because the default specified in such Payment Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this Section), unless the holders of such Senior Debt or the Representative of such holders shall have accelerated the maturity of such Senior Debt, the Borrower may resume payments (including any missed payments) on the Loan after the termination of such Payment Blockage Period. Not more than one Payment Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Senior Debt during such period; provided, however, that if any Payment Blockage Notice within such 360-day period is given by or on behalf of any holders of any Senior Debt (other than Bank Debt), the Representative of the Bank Debt may give another Payment Blockage Notice within such period; provided further, however, that in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360 day period.

8.4.        Acceleration of Payment of Loan. If payment of the Loan is accelerated because of an Event of Default, the Borrower or the Lender shall promptly notify the holders of the Senior Debt (or their Representatives) of the acceleration.

8.5.         When Distribution Must Be Paid Over. If a distribution is made to the Lender that because of this Section 8 should not have been made to it, the Lender shall hold it in trust for holders of Senior Debt of the Borrower and pay it over to them as their interests may appear.

8.6.         Subrogation. After all Senior Debt of the Borrower is paid in full and until the Loan is paid in full, the Lender shall be subrogated to the rights of holders of such Senior Debt to receive distributions applicable to such Senior Debt. A distribution made under this Section 8 to holders of Senior Debt of the Borrower which otherwise would have been made to the Lender is not, as between the Borrower and the Lender, a payment by the Borrower its Senior Debt.

8.7.        Relative Rights. This Section 8 defines the relative rights of the Lender and holders of Senior Debt of the Borrower. Nothing in this Agreement shall:

(a)       impair, as between the Borrower and the Lender, the obligation of the Borrower, which is absolute and unconditional, to pay principal of and interest on the Loan in accordance with its terms; or

(b)       prevent the Lender from exercising its available remedies upon a Default, subject to the rights of holders of such Senior Debt of the Borrower to receive distributions otherwise payable to the Lender.

8.8.         Subordination May Not Be Impaired by Borrower. No right of any holder of Senior Debt of the Borrower to enforce the subordination of the Loan shall be impaired by any act or failure to act by the Borrower or by its failure to comply with this Agreement.

8.9.        Rights of the Lender. The Borrower shall give prompt written notice to the Lender of any fact known to the Borrower which would prohibit the making of any payment to the Lender in respect of the Loan.

8.10.      Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Senior Debt of the Borrower, the distribution may be made and the notice given to their Representative (if any).

8.11.      Not To Prevent Events of Default or Limit Right To Accelerate. The failure to make a payment pursuant to the Loan by reason of any provision in this Section 8 shall not be construed as preventing the occurrence of a Default. Nothing in this Section 8 shall have any effect on the right of the Lender to accelerate the maturity of the Loan.

8.12.      Lender Entitled To Rely. Upon any payment or distribution pursuant to this Section 8, the Lender shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 8.2 are pending, (ii) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Lender or (iii) upon the Representatives for the holders of Senior Debt of the Borrower for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Debt of the Borrower and other indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 8. In the event that the Lender determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Debt of the Borrower to participate in any payment or distribution pursuant to this Section 8, the Lender may request such Person to furnish evidence to the reasonable satisfaction of the Lender as to the amount of such Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Section 8, and, if such evidence is not furnished, the Lender may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

8.13.      Lender Not Fiduciary for Holders of Senior Debt. The Lender shall not be deemed to owe any fiduciary duty to the holders of Senior Debt of the Borrower and shall not be liable to any such holders if it shall mistakenly pay over or distribute to the Borrower or any other Person, money or assets to which any holders of such Senior Debt shall be entitled by virtue of this Section 8 or otherwise. With respect to the holders of Senior Debt of the Borrower, the Lender undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in this Section 8 and no implied covenants or obligations with respect to holders of such Senior Debt shall be read into this Agreement against the Lender.

8.14.      Reliance by Holders of Senior Debt on Subordination Provisions. The Lender by accepting the Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Debt of the Borrower, whether such Senior Debt was created or acquired before or after the Closing Date, to acquire and continue to hold, or to continue to hold, such Senior Debt and such holder of Senior Debt of the Borrower shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt.

8.15.      9 5/8% Notes. All amounts due in respect of this Agreement shall rank pari passu, as of the Closing Date, in right of payment with the 9 5/8% Notes. For the avoidance of doubt, no payments under this Agreement shall be due or owing solely on account of the 9 5/8% Notes being redeemed and/or defeased on the Closing Date or the making of any payment in respect of such redemption and/or defeasance.

SECTION 9.	MISCELLANEOUS

9.1.        Amendments and Waivers. This Agreement shall not be amended, supplemented or otherwise modified, except by written instrument which has been duly executed and delivered by each party hereto. In the case of any waiver of the terms hereof, the parties to this Agreement shall be restored to their former positions and rights hereunder, and any Default or any Event of Default waived shall, to the extent provided in such waiver, be deemed to be cured and not continuing; but, no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

9.2.         Notices. All notices, consents, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of telecopy or electronic mail notice, when sent and receipt has been confirmed, addressed as follows (or to such other address as may be hereafter notified by any of the respective parties hereto):

Borrower:	Panavision Inc.

6219 DeSoto Avenue

Woodland Hills, CA 91367

Attention:	Ross Landsbaum
Executive Vice President and
Chief Financial Officer
Telecopy:	(818) 316-2245

With a copy to:	Panavision Inc.

6219 DeSoto Avenue

Woodland Hills, CA 91367

Attention:	Damien Sullivan
Vice President and
General Counsel
Telecopy:	(818) 316-1120

Lender:	PX Holding Corporation

c/o MacAndrews & Forbes Holdings Inc.

35 East 62nd Street

New York, New York 10021

Attention:	General Counsel
Telecopy:	(212) 572-5056

provided that any notice, request or demand to or upon the Lender pursuant to Section 2 shall not be effective until received.

9.3.         No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4.         Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loan hereunder.

9.5.         Payment of Expenses; General Indemnity. The Borrower agrees (a) to pay or reimburse the Lender for all of its reasonable out-of-pocket attorneys’ fees and expenses incurred in connection with the preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, (b) to pay or reimburse the Lender for all its reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with the enforcement or preservation of any rights under this Agreement and any such other documents, (c) to pay, indemnify, and to hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay caused by the Borrower in paying, stamp, excise and other similar taxes, if any, if legal, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and any such other documents, and (d) to pay, indemnify, and hold harmless the Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees and expenses) with respect to the execution, delivery, consummation, enforcement, performance and administration of this Agreement and any such other documents (all of the foregoing, collectively, the “indemnified liabilities”); provided that the Borrower shall have no obligation hereunder with respect to indemnified liabilities arising from amounts of the types referred to in clauses (a) through (c) above except as provided therein. The agreements in this Section 9.5 shall survive the repayment of the Loan and all other amounts payable hereunder.

9.6.         Successors and Assigns. Except as permitted by Section 4.7, this Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and permitted assigns and neither the Borrower nor the Lender may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. This Agreement, or the Lender’s obligations hereunder, may be assigned, delegated or transferred, in whole or in part, by the Lender to any Affiliate of the Lender over which the Lender or its Affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights provided any such assignee assumes the obligations of the Lender hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as the Lender. Notwithstanding the foregoing, the Lender may pledge its rights under this Agreement and the Note without the further consent of the Borrower.

9.7.         Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.8.         Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.9.        Integration. This Agreement represents the agreement of the Borrower and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender for the benefit of the Borrower relative to the subject matter hereof not expressly set forth or referred to herein.

9.10.      GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.11.      Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a)       submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)       consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)       agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Lender shall have been notified pursuant thereto;

(d)       agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)       waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

9.12.      WAIVERS OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE

TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PANAVISION INC.

By:   /s/ Ross G. Landsbaum

Name:   Ross G. Landsbaum

Title:     Executive Vice President and
              Chief Financial Officer

PX HOLDING CORPORATION

By:   /s/ Todd J. Slotkin

Name:   Todd J. Slotkin

Title:     Executive Vice President and
              Chief Financial Officer

EXHIBIT A

NOTE

$64,792,000.00	New York, New York
December 1, 2005

FOR VALUE RECEIVED, Panavision Inc., a Delaware corporation (the “Borrower”) hereby promises to pay to the order of PX Holding Corporation, a Delaware corporation (the “Lender”), on or before the Maturity Date (as defined in the Senior Subordinated Term Loan Agreement defined below), and at such earlier dates as may be required by the Senior Subordinated Term Loan Agreement, the principal sum of SIXTY FOUR MILLION SEVEN HUNDRED NINETY TWO THOUSAND DOLLARS ($64,792,000). The Borrower further promises to pay to the order of the Lender interest on the unpaid principal amount hereof from time to time outstanding at the rate or rates per annum determined pursuant to the Senior Subordinated Term Loan Agreement, payable on the dates set forth in the Senior Subordinated Term Loan Agreement. Payments of principal and interest on this Note shall be made in lawful money of the United States of America and in the manner set forth in the Senior Subordinated Term Loan Agreement.

This Note is a “Note” referred to in, and is entitled to the benefits of, that certain Senior Subordinated Term Loan Agreement (as the same may be amended, modified or supplemented from time to time, the “Senior Subordinated Term Loan Agreement”; capitalized terms used herein without definition shall have the meanings ascribed thereto in the Senior Subordinated Term Loan Agreement) dated as of the date hereof, by and among the Borrower and the Lender which, among other things, provides for the acceleration of the maturity hereof upon the occurrence of certain events and for prepayments in certain circumstances and upon certain terms and conditions specified therein. Notwithstanding any other provision of this Note, interest paid or becoming due hereunder shall in no event exceed the maximum rate permitted by applicable law.

Except as expressly set forth in the Senior Subordinated Term Loan Agreement, the Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Senior Subordinated Term Loan Agreement, and an action for amounts due hereunder or thereunder shall immediately accrue.

This Note and interests herein may only be transferred to the extent and in the manner set forth in the Senior Subordinated Term Loan Agreement.

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This Note shall be governed by, construed and enforced in accordance with the law of the State of New York, without regard to conflict of laws principles.

PANAVISION INC.

By:   /s/ Ross G. Landsbaum

Name:   Ross G. Landsbaum

Title:     Executive Vice President and
              Chief Financial Officer